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As filed with the Securities and Exchange Commission on September 22, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APOGEE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3005815 (I.R.S. Employer Identification Number)

129 Morgan Drive
Norwood, Massachusetts 02062
(781) 551-9450
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Herbert M. Stein
President and Chief Executive Officer
129 Morgan Drive
Norwood, Massachusetts 02062
(781) 551-9450
(Name and address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
 Megan N. Gates, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective, and from time to time thereafter as warrants to purchase common stock are exercised.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value per share	376,347(3) 209,578(4)	$4.15(2)	$2,431,589(2)	$308.10

(1)
Consists of 376,347 shares of common stock, $.01 par value per share and 209,578 shares of common stock issuable upon the exercise of warrants, for a total of 585,925 shares of common stock registered by this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also registers such number of additional shares of common stock to be issued in connection with exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)
Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee. The offering price for the common stock being sold by selling stockholders is based on the average of the high and low price reported on the American Stock Exchange for Apogee Technology's common stock on September 20, 2004 (Rule 457 (c)).
(3)
Includes 2,105 shares of common stock issued in exchange for $10,000 of legal fees to an investor.
(4)
Includes warrants to purchase up to 22,454 shares of common stock issued to Jesup & Lamont Securities Corp., the Company's placement agent in the private offering, as partial placement fee.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2004

PROSPECTUS

APOGEE TECHNOLOGY, INC.

585,925 SHARES OF COMMON STOCK

Pursuant to agreements dated August 24, 2004, we sold 376,347 shares of our common stock and warrants to purchase another 209,578 shares of common stock issuable upon the exercise of the warrants in a private placement to accredited investors. This prospectus relates to the resale, from time to time, of up to a total of 585,925 shares of our common stock by the selling stockholders described in the section entitled "Selling Stockholders" on page 9 of this prospectus.

The selling stockholders will receive all of the proceeds from the disposition of the shares or interests therein and will pay all underwriting discounts and selling commissions relating thereto. We have agreed to pay the legal, accounting, printing and other expenses related to the registration of the shares.

Our common stock is listed on the American Stock Exchange ("AMEX") under the symbol "ATA." On September 20, 2004, the last reported sale price of our common stock was $4.15 per share. Our principal executive offices are located at 129 Morgan Drive, Norwood, Massachusetts 02062, and our telephone number is (781) 551-9450.

You should consider carefully the risks that we have described in "Risk Factors" beginning on page 3 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER    , 2004.

ABOUT THIS PROSPECTUS	ii
OUR BUSINESS	1
RISK FACTORS	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
NO NET PROCEEDS	9
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND MORE INFORMATION	14
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	14

ABOUT THIS PROSPECTUS

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See "Incorporation of Certain Documents by Reference" on page 14. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

ii

OUR BUSINESS

        The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, please carefully consider the information provided under the heading "Risk Factors" beginning on page 3.

Overview

        Apogee Technology, Inc. ("Apogee" or the "Company") designs, develops and markets semiconductor products, or integrated circuits ("ICs"), to the consumer electronic market. The majority of its ICs incorporate the Company's patented Direct Digital Amplification (DDX(R)) technology. The Company believes the DDX technology's all-digital design and high efficiency operation has significant commercial benefits for consumer electronic manufacturers, as well as end users, compared to traditional audio amplifier technology. The benefits include reducing final product size and cost, providing true digital audio reproduction, increasing audio functionality through digital integration and extending playback time in battery applications. DDX-based IC products are intended for a range of audio applications, including home theater systems, powered speakers, car audio, commercial audio, and PC multi-media. The Company markets DDX products using a worldwide network of direct sales staff, independent sales representatives and distributors.

        Under a licensing agreement with STMicroelectronics, NV, the world's fourth largest semiconductor company, the Company is providing intellectual property to be used in royalty-bearing DDX-based IC products produced by STMicroelectronics. In addition, the Company and STMicroelectronics have entered into a development agreement whereby the companies are developing and marketing new semiconductor products that leverage Apogee's DDX technology and STMicroelectronics' intellectual property and semiconductor design, development and manufacturing capability.

        The Company began the design, development and marketing of DDX-based ICs in 1996 and released its first device commercially in 1999. The DDX amplifier solution is implemented with a DDX Controller IC and a DDX Power Device IC. The Company released its first Controller IC, the "DDX-2000", in 1999 and since that time has released five additional Controller ICs. These devices integrate from two to eight channels of DDX amplifier processing along with a range of digital audio processing functions. By combining DDX processing with audio functions, such as bass/treble, the Company can provide a low cost, full system amplifier solution to consumer electronic manufacturers. The Company has developed and released four DDX power devices that can provide from 10 to 100 watts of audio power. These integrated switched mode power devices operate at two to three times the efficiency of traditional audio amplifier ICs, thereby reducing amplifier size and cost. The Company expects to release two new DDX controller devices and 17 new DDX power solutions in 2004. The new ICs will extend the market opportunity for DDX technology while also providing better value for the current applications.

        In the second half of 2003, the Company began development of a new series of ICs to complement its existing audio amplifier business. The new ICs are being developed to target specific high growth applications in the consumer electronic market. Four new ICs are expected to be introduced in the second half of 2004.

        The Company relies on a direct sales force, independent sales representatives, and distributors to promote DDX products worldwide. The Company's sales headquarters are located in Norwood, Massachusetts. In Asia, where most of the world's consumer electronics products are manufactured, the Company opened a sales and application support office in Hong Kong in April 2002. The Company also utilizes sales representatives in Korea and Brazil, independent distributors in Hong Kong, China, Japan, Taiwan, and Singapore and a sales consultant in Japan.

        The Company's DDX amplifier ICs have been incorporated into a range of consumer electronic products. The majority of these DDX-based products are DVD receivers, which are part of an all-in-one home theater system that combines a DVD player, AM/FM tuner, three to eight channels of DDX amplification, and speakers. DDX amplifiers are also being used in combination DVD/VCR receivers, A/V receivers, powered speaker systems, high-end TVs, professional audio/video equipment, commercial audio systems, communication equipment, gaming systems and automotive systems. Approximately 20 million DDX IC's have been sold and used in over 40 different consumer products since their release by Apogee and its partner STMicroelectronics about three years ago. Some of the consumer electronic brands using DDX technology include: Harman Kardon, Zenith, LG, Philips, Thomson Multimedia, RCA, Magnavox, Hitachi, Kenwood, Marantz, Sharp, Vestel, Daewoo, Boston Acoustic, Roland, ViewSonic, JVC, Toshiba, JBL, Fujitsu, Mustek and TEAC.

        In December of 2003, the Company announced that its DDX controller and power devices will be included in an Xbox® branded 5.1 Channel Surround Sound Speaker System marketed by Spherex, a subsidiary of Audio Products International (API), under a 3-year licensing agreement with Microsoft® Corporation. The speaker system is expected to be available at retail in the third quarter of 2004.

        In February of 2004, the Company announced that its DDX controller and power devices will be used in Motorola's Broadband digital convergence platform (DCP) of high performance home theater systems. The Digital Cable Ready Home Theater AV Receiver Systems are expected to be available at retail in the third quarter of 2004.

        In May 2004, the Company announced the acquisition of a portfolio of Micro-Electro-Mechanical Systems ("MEMS") intellectual property, trade secrets and know-how developed by Standard MEMS, Inc. and the establishment of a new MEMS Division. This Division is developing new System-on-Chip (SOC) products using its analog and digital circuit designs and MEMS technology for the consumer, automotive, communications and medical markets.

        Apogee was organized as a Delaware corporation on July 1, 1987, and initially operated through its wholly owned subsidiary, Apogee Acoustics, Incorporated ("Acoustics"). Apogee discontinued its loudspeaker business under Acoustics in 1994 and, since that time, has focused exclusively on the research, development and commercialization of DDX amplifier technology.

        Apogee maintains an Internet site at http://www.apogeeddx.com.The information contained on the Company's Internet site is not incorporated by reference in this report, and it should not be considered part of this registration statement. The Company's Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the Securities and Exchange Commission.

        Unless the context otherwise requires, the terms "we", "our", "Company", and "Apogee" as used herein refer to Apogee Technology, Inc. and its subsidiary.

RISK FACTORS

        Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

        If any of the matters described in the following section were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of our securities could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE HAD A HISTORY OF LOSSES AND MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.

        As of June 30, 2004, we had an accumulated deficit of approximately $11.1 million. Of this amount, approximately $4 million was generated by the Company's former loudspeaker subsidiary, Apogee Acoustics, Inc., which discontinued operations in 1994. We recorded a loss of approximately $375,400 and $688,500 for the three- and six-month periods ended June 30, 2004. The Company recorded a net profit of approximately $756,600 for the year ended December 31, 2003, but had net losses of $1,065,300 in 2002, $895,000 in 2001, $1.9 million in 2000 and $1.1 million in 1999. We will need to generate revenue to sustain year-to-year profitability and positive cash flow. Our ability to generate future revenue and sustain profitability will depend on a number of factors, many of which are described throughout this risk factor section. If we are unable to achieve and maintain profitability, our share price would likely decline.

THE COMPANY HAS ONLY A SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF ANY OF THESE CUSTOMERS WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S BUSINESS.

        During the six months ended June 30, 2004, the Company derived approximately 72% of its total revenue and 74% of product revenue from three customers and four customers, respectively. The loss of any of the Company's customers, or a significant decrease in the amount of revenue generated from any of these customers, would have a material adverse effect on its business, financial condition and results of operations. The Company is working to diversify its customer base in order to reduce its dependence on a small number of customers. The Company may not be able to succeed in these efforts.

OUR BUSINESS IS CONCENTRATED IN A LIMITED NUMBER OF MARKETS AND ANY SIGNIFICANT CHANGE IN THESE MARKETS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S BUSINESS.

        Approximately 67% and 24% of the Company's total revenue for the six months ended June 30, 2004 were to customers in Asia and Europe, respectively. In addition, 95% of product revenue was from customers in Asia. A significant percentage of the Company's product revenue is to manufacturers producing DVD Receivers. This is a relatively new consumer electronic product with a limited sales history. The Company intends to develop new markets in order to diversify the market applications of its products.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND, THEREFORE, OUR SUCCESS DEPENDS ON OUR ABILITY TO INTRODUCE NEW PRODUCTS IN A TIMELY FASHION.

        The life cycle of the technology and any future products developed by us may be limited by the emergence of new products and technologies, changes in consumer preferences and other factors. Our future performance will depend on our ability to consistently:

  •
  identify emerging technological trends in our market

  •
  identify changing consumer requirements

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  develop or maintain competitive technology, including new product offerings

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  improve the performance, features and reliability of our products, particularly in response to technological change and competitive offerings

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  bring technology to market quickly at cost-effective prices, and

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  protect our intellectual property.

        We may not succeed in developing and marketing new products that respond to technological and competitive developments and changing customer needs, or and such products may not gain market acceptance and be incorporated into the technology or products of third parties. Any significant delay or failure to develop new enhanced technologies, including new product offerings, and any failure of the marketplace to accept any new technology and product offerings would have a material adverse effect on our business, financial condition and results of operations.

WE MAY REQUIRE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND RESEARCH AND DEVELOPMENT.

        We have frequently incurred net losses from operations and may continue to do so in the future. We have funded our operating activities to date primarily from the sale of securities. We will likely require additional capital in the future, which may be in the form of additional sales of securities. The additional capital may not be readily available to us on favorable terms, if at all. Any sale of securities would result in dilution to our current stockholders' ownership in the Company.

OUR ABILITY TO ACHIEVE SUSTAINED REVENUE GROWTH WILL BE HARMED IF WE ARE UNABLE TO MAINTAIN OUR EXISTING LICENSING RELATIONSHIPS.

        Part of our business strategy is to expand our licensing activities with STMicroelectronics and to enter into licensing relationships with other companies in order to offer products to a larger customer base than could be reached through our own development and marketing efforts. We believe that such relationships can accelerate market penetration of our products and technologies, while limiting our manufacturing exposure and sales and marketing costs. However, we may not be able to expand or maintain our existing licensing relationships or establish new licensing relationships on commercially reasonable terms, if at all. Any future inability by us to maintain and expand our licensing relationships or to enter into additional licensing relationships, or the failure of one or more of our licensing relationships to contribute to the development and maintenance of a market for our products, could have a material adverse effect on our business, operating results and financial condition.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

        We have experienced fluctuations in our quarterly operating results in the past and it is likely that these fluctuations will continue in the future. These fluctuations are caused by many factors, including, but not limited to:

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  availability and pricing from our suppliers;

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  changes in the demand for our products by customers;

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  introductions or enhancements of products, or delays in the introductions or enhancements of products, by us or our competitors;

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  rate and success of new customer development;

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  changes in our pricing policies or those of our competitors;

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  success in attracting, retaining and motivating qualified personnel; and

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  changes in general economic conditions.

        A substantial portion of our operating expenses is related to personnel, facilities, and sales and marketing programs and are fixed. Our expense level is based in part on our expectations of future orders and sales, which are extremely difficult to predict. Accordingly, we may not be able to adjust our fixed expenses quickly enough to address any significant shortfall in demand for our products in relation to our expectations.

        Fluctuations in our operating results may also result in fluctuations in our common stock price. In such event, the trading price of our common stock would likely suffer and adversely affect our ability to raise capital and the value of your investment in the Company.

IF WE ARE UNABLE TO HIRE OR RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS SUCCESSFULLY.

        We may not be successful in recruiting and retaining executive officers and other key management and technical personnel. The competition for employees with the necessary high level of technical expertise to design, market and sell our products is intense, particularly in eastern Massachusetts and Asia. We will need to hire a number of additional technical personnel if we are to increase the rate at which we develop new products. Because competition for highly skilled technical personnel is so intense, companies in Apogee's industry are subject from time to time to complaints brought by competitors alleging interference with contractual relations or wrongful hiring of employees. Such lawsuits may be costly, may divert management attention and resources from the operation of our business, and may therefore adversely affect our financial condition and results of operations. In addition, the loss of the management and technical expertise of our senior management could seriously harm us. Our employees may also be recruited away from us by our competitors. The Company does not have in place employment contracts for some members of its senior management, including the COO and Vice President of Engineering.

WE DO NOT HAVE MANUFACTURING CAPABILITIES, AND AS A RESULT, WE RELY ON OUTSIDE FOUNDRIES TO MANUFACTURE OUR SEMICONDUCTOR PRODUCTS.

        We have no manufacturing capabilities, nor do we have plans to establish any such capabilities. Accordingly, we utilize outside semiconductor foundries, assembly and test companies to manufacture our semiconductor products. There are significant risks associated with our reliance on these foundries that can adversely affect our business, operating results and financial condition. These risks include:

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  the ability to maintain foundry relationships, the failure of which could result in significant delays in product introduction due to the time necessary to establish new relationships

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  delays in production or shortages in product delivery as a result of production problems at outside contractors

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  the loss of foundry priority that may limit our ability to obtain products on schedule,

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  limited control over product quality that could result in product returns and the loss of customers,

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  inability to control manufacturing yield that could increase production costs, thereby reducing sales potential and operating margins, and

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  lack of access or control over new process and manufacturing technologies to maintain product competitiveness in the market.

OUR PRODUCTS USE NEW TECHNOLOGY AND MAY HAVE MANUFACTURING DEFECTS OR OTHER CHARACTERISTICS THAT ARE ONLY DETECTED AFTER INSTALLATION IN CUSTOMER APPLICATIONS, WHICH MAY HARM OUR BUSINESS.

        Our products are based on recently developed technology and are manufactured using state-of-the-art manufacturing processes. Our approach to product qualification and testing may not fully evaluate or identify product characteristics or defects that could adversely affect the product's ability to operate in the intended application. If such defects or characteristics are discovered after installation, product revenue might be significantly delayed and our ability to maintain existing customers and to retain new customers may be seriously affected.

OUR ABILITY TO ACHIEVE REVENUE GROWTH WILL BE HARMED IF WE ARE UNABLE TO PERSUADE THE MARKET TO ADOPT OUR TECHNOLOGIES.

        We face challenges in persuading manufacturers to adopt our products using our DDX amplifier technology, our QRX power supply products, and our MEMS technology. Traditional amplifiers use design approaches developed in the 1930s. These approaches are still used in most amplifiers and engineers are familiar with these design approaches. In order to adopt our products, manufacturers and engineers must understand and accept our new technology. In addition, our amplifier, power supply and MEMS technologies may be more expensive for some applications than traditional technologies. For these reasons, prospective customers may be reluctant to adopt our technology.

INTENSE COMPETITION IN THE SEMICONDUCTOR AND CONSUMER AUDIO INDUSTRY COULD PREVENT US FROM ACHIEVING AND SUSTAINING PROFITABILITY.

        The semiconductor and consumer audio industry is highly competitive, and we expect the intensity of the competition to increase. Many of our competitors have greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Moreover, our competitors may offer broader product lines and have greater name recognition than we do, and may offer discounts as a competitive tactic, forcing intense pricing pressure on our semiconductor products. In addition, several development stage companies are currently creating or developing technologies and products that compete with or are being designed to compete with our technologies and products. Our competitors may develop or market technologies or products that are more effective or more commercially attractive than our current or future products, or that may render our technologies or products less competitive or obsolete. Accordingly, if competitors introduce superior technologies or products and we cannot make enhancements to our technologies and products necessary for them to remain competitive, our competitive position, and in turn, our business, revenues and financial condition, will be seriously harmed.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS MAY BE INSUFFICIENT TO PROTECT OUR COMPETITIVE POSITION.

        Our business depends, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws to protect our proprietary technologies. We cannot be sure that such measures will provide meaningful protection for our proprietary technologies and processes. We have four issued United States patents and three pending patent applications. In addition, we recently acquired a portfolio of MEMS intellectual property and the Company is reviewing this portfolio to determine which of the acquired rights will be most useful in its business. We cannot be sure that any existing or future patents will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide us meaningful protection. The failure of any patents to provide protection to our technology would make it easier for our competitors to offer similar products.

        We also generally enter into confidentiality agreements with our employees and strategic partners, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries in which we operate.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY RIGHTS DISPUTES WHICH COULD DIVERT MANAGEMENT'S ATTENTION AND COULD BE COSTLY.

        The semiconductor and consumer audio industries are characterized by vigorous protection and pursuit of intellectual property rights. From time to time, we may receive notices of claims of infringement, misappropriation or misuse of other parties' proprietary rights. We cannot be sure that we will prevail in these actions, or that other actions alleging infringement by us of third-party patents, misappropriation or misuse by us of third-party trade secrets or the invalidity of one or more patents held by us will not be asserted or prosecuted against us, or that any assertions of infringement, misappropriation or misuse or prosecutions seeking to establish the invalidity of our patents will not seriously harm our business. For example, in a patent or trade secret action, an injunction could be issued against us requiring that we withdraw particular products from the market or necessitating that specific products offered for sale or under development be redesigned.

        Irrespective of the validity or successful assertion of various claims of infringement, misappropriation or misuse of other parties' proprietary rights, we would likely incur significant costs and diversion of our management and personnel resources with respect to the defense of such claims, which could seriously harm our business. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. We cannot be sure that under such circumstances a license would be available on commercially reasonable terms, if at all. Moreover, we often incorporate the intellectual property of our strategic customers into our designs, and we have certain obligations with respect to the non-use and non- disclosure of such intellectual property. We cannot be sure that the steps taken by us to prevent our, or our customers', misappropriation or infringement of the intellectual property will be successful.

RISKS RELATING TO OUR COMMON STOCK

FACTORS UNRELATED TO OUR BUSINESS COULD NEGATIVELY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

        The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. We expect that the market price of our Common Stock will fluctuate as a result of variations in our quarterly operating results, or for other reasons that are not related to the performance of our business. These fluctuations may be exaggerated if the trading volume of our Common Stock is low. In addition, due to the technology-intensive nature of our business, the market price for our Common Stock may rise and fall in response to various factors, including:

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  announcements of technological innovations or new products, or competitive developments;

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  investor perceptions and expectations regarding our or our competitors' products;

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  acquisitions or strategic alliances by us or our competitors; and

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  the gain or loss of a significant customer or order.

        In addition, market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Also, our company management may make forward-looking statements orally to investors, analysts, the media and others. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors that could cause actual events or results to be significantly different from those described in the forward-looking statement. Forward-looking statements might include one or more of the following:

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  anticipated results of financing activities;

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  anticipated agreements with marketing partners;

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  anticipated clinical trial timelines or results;

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  anticipated research and product development results;

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  projected regulatory timelines;

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  descriptions of plans or objectives of management for future operations, products or services;

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  forecasts of future economic performance; and

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  descriptions or assumptions underlying or relating to any of the above items.

        Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "expect", "project", "intend", "opportunity", "plan", "potential", "believe" or words of similar meaning. They may also use words such as "will", "would", "should", "could" or "may".

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. You should carefully consider that information before you make an investment decision. You should review carefully the risks and uncertainties identified in this report.

NO NET PROCEEDS

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders or their transferees pursuant to this offering.

        The warrants issued to the selling stockholders in the August private placement to purchase 209,578 shares of our common stock have an exercise price of $5.70 per share. The warrants are exercisable immediately for cash. If all of the warrants were exercised for cash, we would receive approximately $1,194,594.60 in proceeds, which would be used for general corporate purposes.

NO DIVIDENDS

        We have not paid dividends on the common stock. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends on the common stock in the foreseeable future.

SELLING STOCKHOLDERS

        On August 24, 2004, we sold common stock and warrants to investors we reasonably believed to be "accredited investors" under Regulation D promulgated under the Securities Act. None of the selling stockholders has had, during the preceding three years, any position, office or material relationship with us or any of our affiliates. We believe the August private placement was exempt from the registration requirements of the Securities Act as it was effected in accordance with Section 4(2) of the Securities Act, Regulation D and the rules promulgated thereunder.

        This prospectus relates to the resale from time to time of up to a total of 585,925 shares of our common stock issued, purchased or made available for purchase in connection with the August private placement. Pursuant to Rule 416 under the Securities Act, as amended, this Registration Statement also registers such number of additional shares of common stock to be issued in connection with exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

        In accordance with the terms of the August private placement we filed a Registration Statement on Form S-3, of which this prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued in connection with this transaction. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

        The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of September 22, 2004 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term "selling stockholder" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after September 22, 2004 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

COMMON STOCK

	BENEFICIALLY OWNED BEFORE OFFERING
			BENEFICIALLY OWNED AFTER OFFERING
SELLING STOCKHOLDER		NUMBER TO BE SOLD(2)
	NUMBER(1)		NUMBER	PERCENT
Akikie, Donald J., Living Trust U/D DTD 7/10/92 (3)	16,578	16,578	—	—
Bonanza Master Fund Ltd.(4)	160,000	160,000	—	***
Bonfire Foundation (5)	3,978	3,978	—	—
Iroquois Capital LP (6)	78,946	78,946	—	—
Maillet, Alderice (7)	7,895	7,895	—	—
Maillet, Marcel (8)	7,895	7,895	—	—
Oftring, Roberg J. (9)	7,895	7,895	—	—
Para, Dale E., & Rossi, Patrick (10)	7,895	7,895	—	—
Parrott, Tod & Parrott, Peggie (11)	3,978	3,978	—	—
W. C. Payne Investments, LLC (12)	94,731	94,731	—	—
Plotkin, Oscar H. (13)	31,577	31,577	—	—
Queri, Joseph J, Jr. (14)	31,577	31,577	—	—
Smith Fiduciary LLC c/o Highbridge Capital Management LLC (15)	110,526	110,526	—	—
Jesup & Lamont Securities Corp. (16)	22,454	22,454	—	—

Total	585,925	585,925	—	***

***
If not sold in this offering, Bonanza Master Fund will beneficially own 1.4% of the issued and outstanding common stock of Apogee. Percentages are based on 11,400,770 shares of common stock that were issued and outstanding as of June 30, 2004.

(1)
This number assumes that all of the warrants available to each of the selling stockholders has been or will be exercised. The number of shares being offered consists of 376,347 shares of common stock and 209,578 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(2)
We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(3)
The number of shares being offered consists of (i) 11,052 shares of common stock and (ii) 5,526 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(4)
The number of shares being offered consists of (i) 105,263 shares of common stock and (ii) 52,632 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(5)
The number of shares being offered consists of (i) 2,652 shares of common stock and (ii) 1,326 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(6)
The number of shares being offered consists of (i) 52,631 shares of common stock and (ii) 26,315 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(7)
The number of shares being offered consists of (i) 5,263 shares of common stock and (ii) 2,632 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(8)
The number of shares being offered consists of (i) 5,263 shares of common stock and (ii) 2,632 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(9)
The number of shares being offered consists of (i) 5,263 shares of common stock and (ii) 2,632 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(10)
The number of shares being offered consists of (i) 5,263 shares of common stock and (ii) 2,632 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(11)
The number of shares being offered consists of (i) 2,652 shares of common stock and (ii) 1,326 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(12)
The number of shares being offered consists of (i) 63,154 shares of common stock and (ii) 31,577 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(13)
The number of shares being offered consists of (i) 21,051 shares of common stock and (ii) 10,326 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(14)
The number of shares being offered consists of (i) 21,051 shares of common stock and (ii) 10,326 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(15)
The number of shares being offered consists of (i) 73,684 shares of common stock and (ii) 36,842 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $5.70 per share.

(16)
The number of shares being offered consists of 22,454 shares of common stock issuable upon exercise of warrants exercisable immediately for $5.70 per share. Jesup & Lamont Securities Corp. is a registered broker-dealer and NASD member, and acted as placement agent in connection with the sale of our common stock and warrants.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this Prospectus;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

        We are required to pay all fees and expenses incident to the registration of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the common stock offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. beneficially own no shares of Common Stock of the Company.

EXPERTS

        The consolidated financial statements of Apogee Technology, Inc. as of December 31, 2003 and December 31, 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of Yohalem Gillman & Company LLP, independent registered public accounting firm, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov, or at our web site at http://www.apogeeddx.com. In addition, our stock is listed for trading on AMEX. You can read and copy reports and other information concerning us at the offices of AMEX located at 86 Trinity Place New York, NY 10006.

        This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  •
  inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

  •
  obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

  •
  obtain a copy from the SEC's web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

  •
  Current Report on Form 8-K, filed August 24, 2004, announcing the private placement;

  •
  Quarterly Report on Form 10-QSB for the period ended June 30, 2004, filed on August 16, 2004 (File No. 001-10456);

  •
  Current Report on Form 8-K, filed May 17, 2004, announcing the formation of the Company's MEMS Technology Division;

  •
  Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004 (File No. 001-10456);

  •
  Proxy Statement for Annual Meeting of Stockholders on Schedule 14A, filed on April 23, 2004 (File No. 001-10456);

  •
  Our Annual Report on Form 10-KSB for the year ended December 31, 2003, filed on March 30, 2004 (File No. 001-10456); and

  •
  The description of our common stock, $.01 par value per share, appearing under the heading "Description of Securities" in our Registration Statement on Form 10-SB, filed April 7, 2000, as amended (File No. 000-17053).

        You may request, orally or in writing, a copy of these filings, which will be provided to you at no cost, by contacting Herbert M. Stein, President and Chief Executive Officer, at our principal executive offices, which are located at 129 Morgan Drive, Norwood, Massachusetts; Telephone: (781) 551-9450.

        To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

Apogee Technology, Inc.

585,925

SHARES OF COMMON STOCK

PROSPECTUS

Investors should rely on the information contained in this prospectus. We have not authorized anyone to provide different information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction.

September    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the Company's estimates (other than the SEC registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

SEC registration fee	$308.10
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$43,000.00
Miscellaneous fees and expenses	$1,691.90

TOTAL	$55,000.00

Item 15. Indemnification of Directors and Officers

        Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

        Article V of the Company's Restated By-laws provides that the Company shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article V further permits the board of directors to authorize the grant of indemnification rights to other employees and agents of the Company and such rights may be equivalent to, or greater or less than, those set forth in Article V.

        Article V of the Company's Restated By-laws also provides that the Company shall, to the fullest extent authorized by the DGCL, as amended, indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.

Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
3.1	Certificate of Incorporation of Apogee Technology, Inc., incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
3.2	Amendment of Certificate of Incorporation of Apogee Technology, Inc., incorporated herein by reference to Exhibit 3.2 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
3.3	Certificate of Amendment to Certificate of Incorporation of Apogee Technology, Inc., incorporated herein by reference from Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File. No. 000-30656).
3.4	Restated By-Laws of Apogee Technology, Inc., incorporated herein by reference from Exhibit 3.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File. No. 000-30656).
4.1	Form of 1999 Warrant to purchase shares of Common Stock of the Registrant, incorporated herein by reference to Exhibit 10.2 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
4.2	Form of Warrant dated August 24, 2004 issued to investors, incorporated herein by reference from Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed with the Commission on August 30, 2004 (File No. 001-10456).
5	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered. Filed herewith.
10.1	Form of 1999 Stock and Warrant Subscription Agreement, incorporated herein by reference to Exhibit 10.1 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
10.2	Form of 2000 Stock Subscription Agreement, incorporated herein by reference to Exhibit 10.3 to the Registrant's Form 10-SB, as amended (File No. 000- 17053).
10.3	Securities Purchase Agreement, dated August 24, 2004, between the Registrant and the Purchasers set forth on the execution pages thereof, incorporated herein by reference from Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on August 30, 2004 (File No. 001-10456).
10.4	Registration Rights Agreement, dated August 24, 2004, incorporated herein by reference from Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed with the Commission on August 30, 2004 (File No. 001-10456).
23.1	Consent of Yohalem Gillman & Company LLP, Independent Registered Public Accounting Firm. Filed herewith.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).
24	Power of Attorney (included on the signature page of this Registration Statement).

Item 17. Undertakings

(a)
The undersigned registrant hereby undertakes as follows:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment            to this registration statement:

(i)
To include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on September 22, 2004.

APOGEE TECHNOLOGY, INC.
By:	/s/ HERBERT M. STEIN Herbert M. Stein President, Chief Executive Officer, Treasurer and Chairman of the Board

        The registrant and each person whose signature appears below constitutes and appoints Herbert M. Stein, his, her or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ HERBERT M. STEIN Herbert M. Stein	President, Chief Executive Officer, Treasurer and Chairman of the Board	September 22, 2004
/s/ CRAIG DUBITSKY Craig Dubitsky	Director	September 22, 2004
/s/ ARTHUR S. REYNOLDS Arthur S. Reynolds	Director	September 22, 2004
/s/ SHERYL B. STEIN Sheryl B. Stein	Director	September 22, 2004
/s/ ALAN W. TUCK Alan W. Tuck	Director	September 22, 2004

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
3.1	Certificate of Incorporation of Apogee Technology, Inc., incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
3.2	Amendment of Certificate of Incorporation of Apogee Technology, Inc., incorporated herein by reference to Exhibit 3.2 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
3.3
Certificate of Amendment to Certificate of Incorporation of Apogee Technology, Inc., incorporated herein by reference from Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File. No. 000-30656).
3.4
Restated By-Laws of Apogee Technology, Inc., incorporated herein by reference from Exhibit 3.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File. No. 000-30656).
4.1	Form of 1999 Warrant to purchase shares of Common Stock of the Registrant, incorporated herein by reference to Exhibit 10.2 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
4.2
Form of Warrant dated August 24, 2004 issued to investors, incorporated herein by reference from Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed with the Commission on August 30, 2004 (File No. 001-10456).
5	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered. Filed herewith.
10.1	Form of 1999 Stock and Warrant Subscription Agreement, incorporated herein by reference to Exhibit 10.1 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
10.2	Form of 2000 Stock Subscription Agreement, incorporated herein by reference to Exhibit 10.3 to the Registrant's Form 10-SB, as amended (File No. 000-17053).
10.3
Securities Purchase Agreement, dated August 24, 2004, between the Registrant and the Purchasers set forth on the execution pages thereof, incorporated herein by reference from Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on August 30, 2004 (File No. 001-10456).
10.4
Registration Rights Agreement, dated August 24, 2004, incorporated herein by reference from Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed with the Commission on August 30, 2004 (File No. 001-10456).
23.1	Consent of Yohalem Gillman & Company LLP, Independent Registered Public Accounting Firm. Filed herewith.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).
24	Power of Attorney (included on the signature page of this Registration Statement).

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX